Audiovox Corporation and Universal Electronics Inc. Enter Into Strategic Relationship for Select Accessory Products

HAUPPAUGE, N.Y., May 7 /PRNewswire-FirstCall/ -- Audiovox Corporation (Nasdaq: VOXX) today announced that its wholly-owned subsidiary, Audiovox Accessories Corp. (AAC) has reached a comprehensive agreement with Universal Electronics Inc. (Nasdaq: UEIC) that will cover the supply of microcontrollers and software for existing AAC brands, development of new products, and a license for distribution rights for products sold in North America as well as selected Latin America and Asian retail markets as the ONE FOR ALL(R) brand.

Under the terms of the agreement, UEI will become the exclusive supplier of embedded microcontrollers and infrared (IR) database software for Audiovox's complete line of RCA universal remote controls sold in North America. Additionally, UEI will develop future remote controls for existing brands in the AAC line-up. Today, Audiovox, through its RCA and Acoustic Research brands, is the #1 provider (unit market share) of universal remotes, which are sold in major retail outlets across the country.

UEI has also granted Audiovox an exclusive license to sell and distribute ONE FOR ALL(R) brand remote controls in North America and other selected Latin American and Asian markets. The ONE FOR ALL(R) brand will continue to be sold and distributed internationally in regions not covered by this agreement through Universal Electronics, BV, a wholly-owned subsidiary of UEI.

Commenting on today's announcement, Patrick Lavelle, President and CEO of Audiovox stated, "We are pleased to have expanded our relationship with UEI and believe the customer will ultimately be the beneficiary as they will receive the most innovative solutions. This agreement will further enhance our R&D capabilities and help us penetrate new customer segments. It will also allow us to grow our market leading position in the remote control category."

David Geise, president of Audiovox Accessories Corporation stated, "Remote controls are playing an increasingly important role in the entertainment ecosystem and serve as the primary touch point for consumers accessing media. Our new partnership with UEI affords us a great opportunity to take on a well-known brand such as ONE FOR ALL(R) with strong potential for growth in the North American market. This agreement positions Audiovox to take advantage of the continuing growth in the home entertainment industry, allowing us access to a trusted partner in remote control innovation and technology. This will help us to aggressively expand our existing lineup through the Acoustic Research and RCA families."

"We're thrilled that both parties were able to complete an agreement of this magnitude as it should immediately benefit both companies enormously," says Paul Arling, chairman and chief executive officer of Universal Electronics. "We fully expect Audiovox to propel the ONE FOR ALL(R) brand through their market leadership in sales and distribution of retail remote controls and accessories. Audiovox is the premier global leader in electronics accessories and is an ideal choice for managing and distributing of the ONE FOR ALL(R) brand in North America. We look forward to an exciting future with the prestigious Acoustic Research lineup and the iconic RCA products, along with the new opportunities this opens up for us in the retail channel."

About Audiovox

Audiovox is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and accessories. The Company is number one in mobile video and places in the top ten of almost every category that it sells. Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as portable DVD players, Portable GPS, flat-panel TVs, extended range two-way radios; multimedia products like digital picture frames and home and Audiovox and Universal Electronics portable stereos; as well as consumer accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices. The Company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The Company markets products under the Audiovox, Jensen, Acoustic Research, Advent, Code Alarm, Terk, and Prestige brands, as well as the recently-acquired rights from Thomson's Americas consumer electronics accessory business to the RCA brand for Consumer Electronics accessories. The acquisition also includes the Recoton, Spikemaster, Ambico and Discwasher brands for use on any products and the Jensen, Advent, Acoustic Research and Road Gear brands for accessory products. Audiovox already owns Jensen, Advent, Acoustic Research and Road Gear brands for electronics products as part of prior acquisitions. For additional information, visit our web site at www.audiovox.com.

Safe Harbor Language

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics and accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2007 and Form 10-Q for the third fiscal quarter ended November 30, 2007.

Company Contacts
Glenn Wiener
GW Communications for Audiovox
Tel: 212-786-6011 or Email: gwiener@GWCco.com